                                                                  EXHIBIT (c)(1)

                          AGREEMENT AND PLAN OF MERGER
                                     among
                        LYONDELL PETROCHEMICAL COMPANY,
                        LYONDELL ACQUISITION CORPORATION
                                      and
                             ARCO CHEMICAL COMPANY
                           Dated as of June 18, 1998

                               TABLE OF CONTENTS
                          AGREEMENT AND PLAN OF MERGER

                                                                            Page
                                                                            ----

                                   ARTICLE I

                                     OFFER


 SECTION 1.1.  The Offer
 SECTION 1.2.  Company Actions
 SECTION 1.3.  Directors

                                   ARTICLE II

                                   THE MERGER


 SECTION 2.1.  The Merger
 SECTION 2.2.  Closing
 SECTION 2.3.  Effective Time
 SECTION 2.4.  Effects of the Merger
 SECTION 2.5.  Certificate of Incorporation and By-laws
 SECTION 2.6.  Directors
 SECTION 2.7.  Officers

                                  ARTICLE III

                            CONVERSION OF SECURITIES

 SECTION 3.1.  Effect on Capital Stock
 SECTION 3.2.  Exchange of Certificates

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

 SECTION 4.1.  Organization
 SECTION 4.2.  Subsidiaries
 SECTION 4.3.  Capitalization
 SECTION 4.4.  Authority
 SECTION 4.5.  Consents and Approvals; No Violations
 SECTION 4.6.  SEC Documents; Financial Statements
 SECTION 4.7.  Information Supplied
 SECTION 4.8.  Absence of Certain Changes or Events
 SECTION 4.9.  Litigation
 SECTION 4.10. Benefit Plans and Matters
 SECTION 4.11. Compliance with Laws
 SECTION 4.12. Environmental Matters
 SECTION 4.13. Taxes
 SECTION 4.14. Technology and Intellectual Property
 SECTION 4.15. Opinion of Financial Advisor
 SECTION 4.16. Brokers; Schedule of Fees and Expenses
 SECTION 4.17. Affiliated Written Transactions
 SECTION 4.18. State Takeover Statutes
 SECTION 4.19. Title

                                   ARTICLE V

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB


 SECTION 5.1.  Organization
 SECTION 5.2.  Authority
 SECTION 5.3.  Consents and Approvals; No Violations
 SECTION 5.4.  Information Supplied
 SECTION 5.5.  Financing
 SECTION 5.6.  Ownership of Shares
 SECTION 5.7.  Brokers

                                   ARTICLE VI

                                   COVENANTS


 SECTION 6.1.  Conduct of Business
 SECTION 6.2.  No Solicitation
 SECTION 6.3.  Use of Names and Logos


                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

 SECTION 7.1.  Company Stockholder Approval
 SECTION 7.2.  Access to Information; Confidentiality
 SECTION 7.3.  Reasonable Efforts; Notification

 SECTION 7.4.  Stock Incentive Plans
 SECTION 7.5.  Indemnification, Exculpation and Insurance
 SECTION 7.6.  Fees and Expenses
 SECTION 7.7.  Public Announcements
 SECTION 7.8.  Employee Benefits Matters
 SECTION 7.9.  Termination of Other Agreements
 SECTION 7.10. Insurance


                                  ARTICLE VIII

                                   CONDITIONS

 SECTION 8.1.  Conditions to Each Party's Obligation to Effect the Merger


                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

 SECTION 9.1.  Termination
 SECTION 9.2.  Effect of Termination
 SECTION 9.3.  Amendment
 SECTION 9.4.  Extension; Waiver
 SECTION 9.5.  Procedure for Termination, Amendment, Extension or Waiver

                                   ARTICLE X

                                 MISCELLANEOUS

 SECTION 10.1. Nonsurvival of Representations, Warranties and Agreements
 SECTION 10.2. Notices
 SECTION 10.3. Interpretation
 SECTION 10.4. Counterparts
 SECTION 10.5. Entire Agreement; Third Party Beneficiaries
 SECTION 10.6. Governing Law
 SECTION 10.7. Assignment
 SECTION 10.8. Enforcement

 EXHIBIT A     CONDITIONS OF THE OFFER
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                                      -7-

          AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of
June 18, 1998, among Lyondell Petrochemical Company, a Delaware corporation ("Purchaser"), Lyondell Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), and ARCO Chemical Company, a Delaware corporation (the "Company").

          WHEREAS, the respective Boards of Directors of Purchaser, Merger Sub and the Company have approved the acquisition of the Company by Purchaser upon the terms and subject to the conditions set forth in this Agreement;

          WHEREAS, in furtherance of such acquisition, Purchaser proposes to cause Merger Sub to make a tender offer to purchase all the outstanding shares of Common Stock, par value $1.00 per share, of the Company (the "Company Common Stock"; all the outstanding shares of Company Common Stock being hereinafter collectively referred to as the "Shares") at a purchase price of $57.75 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement (as it may be amended from time to time as permitted under this Agreement, the "Offer"); and the Board of Directors of the Company has adopted resolutions approving the Offer, the Merger (as defined below), the Tax Agreement (as defined below) and, for purposes of Section 203 of the DGCL (defined in Section 1.2), the Tender and Voting Agreement (as defined below), recommending that the Company's stockholders accept the Offer and approving the acquisition of Shares by Merger Sub pursuant to the Offer;

          WHEREAS, the respective Boards of Directors of Purchaser, Merger Sub and the Company have each approved the merger of Merger Sub into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each Share, other than Dissenting Shares (as defined in Section 3.1(d) hereof), shall be converted into the right to receive the price per Share paid in the Offer, and the Company shall become a wholly-owned subsidiary of Purchaser;

          WHEREAS, concurrently with the execution of this Agreement and as an inducement to Purchaser to enter into this Agreement, Purchaser and Atlantic Richfield Company, a Delaware corporation and the majority stockholder of the Company ("Parent"), are entering into a Tender and Voting Agreement of even date herewith (the "Tender and Voting Agreement") pursuant to which Parent has agreed, upon the terms and subject to the conditions set therein, to tender all of the Shares owned by Parent to Merger Sub pursuant to the Offer; and

          WHEREAS, concurrently with the execution of this Agreement, Purchaser, Parent and the Company are entering into a Tax Agreement of even date herewith relating to certain tax matters;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained herein, and intending to be legally bound hereby, Purchaser, Merger Sub and the Company hereby agree as follows:
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                                      -8-

                                   ARTICLE I

                                     OFFER

          SECTION 1.1. The Offer. (a)__As promptly as practicable but in no event later than five business days after the date of the public announcement (on the date hereof or the following day) by Purchaser and the Company of this Agreement, Merger Sub shall, and Purchaser shall cause Merger Sub to, commence the Offer (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")). The obligation of Merger Sub to, and of Purchaser to cause Merger Sub to, commence the Offer, conduct and consummate the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer shall be subject only to the conditions set forth on Exhibit A hereto (the "Offer Conditions") (any of which (other than the Minimum Condition and the Antitrust Condition (as such terms are defined in Exhibit A)) may be waived in whole or in part by Merger Sub in its sole discretion). Merger Sub expressly reserves the right, subject to compliance with the Exchange Act, to modify the terms of the Offer, except that, without the express written consent of the Company, Merger Sub shall not (i)__reduce the number of Shares subject to the Offer, (ii)__reduce the Offer Price, (iii)__add to or modify the Offer Conditions, (iv)__except as provided in the following sentence, extend the Offer, (v)__change the form of consideration payable in the Offer or (vi)__amend or alter any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, Merger Sub may, without the consent of the Company, (A) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (B) extend the Offer, if at the scheduled or extended expiration date of the Offer, any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived and (C) extend the Offer on one occasion for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence, if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. Notwithstanding the foregoing, Merger Sub may not, without the Company's prior written consent, extend the Offer pursuant to clause (B) of the prior sentence if the failure to satisfy any of the Offer Conditions was directly or indirectly caused by an act or omission of Purchaser or Merger Sub that constitutes a breach of this Agreement. Purchaser and Merger Sub agree that if any Offer Condition (other than the Minimum Condition and the Offer Condition set forth in paragraph (e) of Exhibit A) is not satisfied on any scheduled expiration date of the Offer, then Merger Sub shall extend the Offer from time to time until all the Offer Conditions have been satisfied or waived, provided that (i)__any such unsatisfied condition is reasonably capable of being satisfied, (ii)__any Takeover Proposal theretofore received by the Company has been rejected by the Company (or, if such Takeover Proposal has not been rejected by the Company as of such scheduled expiration date, such Takeover Proposal was received by the Company less than ten days prior to such scheduled expiration date), as confirmed in writing by the Company to Purchaser setting forth the date any such Takeover Proposal was received, and (iii) Merger Sub shall not be required to extend the Offer to a date that is later than the Outside Date (as defined in 9.1(c)). Subject to the terms and conditions of the Offer and this Section 1.1(a), Merger Sub shall, and Purchaser shall cause Merger Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

          (b) On the date of commencement of the Offer, Purchaser and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal, a summary advertisement and such other documents as are customarily filed with a Schedule 14D-1 (such Schedule 14D-1 and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, being hereinafter collectively referred to as the "Offer Documents"). Each of Purchaser, Merger Sub and the Company agrees promptly to correct any written information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Purchaser and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to stockholders of the Company. Purchaser and Merger Sub agree to provide the Company and its counsel any comments Purchaser, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          (c) Purchaser shall provide or cause to be provided to Merger Sub on a timely basis the funds sufficient to accept for payment and pay for, any and all Shares that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          SECTION 1.2. Company Actions. (a)__The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions (i) approving this Agreement, the Offer, the Merger, the Tax Agreement, and, for purposes of
Section 203 of the Delaware General Corporation Law (the "DGCL"), the Tender and Voting Agreement, (ii) determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and (iii) recommending that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer and (if required by the DGCL) approve and adopt this Agreement. The Company represents that the foregoing action of the Board of Directors of the Company in approving this Agreement, the Offer, the Merger and the Tender and Voting Agreement is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) and the Tender and Voting Agreement the restrictions on "business combinations" (as defined in Section 203 of the DGCL) set forth in Section 203 of the DGCL.

          (b) On the date the Offer Documents are filed with the SEC, or promptly thereafter, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, being hereinafter referred to as the "Schedule 14D-9") containing the recommendation described in
Section 1.2(a) hereof and shall mail the Schedule 14D-9 to the stockholders of the Company. Each of the Company, Purchaser and Merger Sub agrees promptly to correct any written information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Purchaser and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Purchaser and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Merger Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession regarding the beneficial owners of Shares, and shall furnish to Merger Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Purchaser may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Purchaser and Merger Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, promptly deliver, and shall cause their agents promptly to deliver, to the Company all copies of such information then in their possession or control.

          SECTION 1.3. Directors. Promptly upon the acceptance for payment of, and payment for, any Shares by Merger Sub pursuant to the Offer and, from time to time thereafter, Merger Sub shall be entitled to designate such number of directors on the Board of Directors of the Company as will give Merger Sub, subject to compliance with Section 14(f) of the Exchange Act and subject to the final sentence of this Section 1.3, representation on the Board equal to at least that number of directors (rounded up to the next whole number) equal to the product of (i) the total number of directors on the Board and (ii) the percentage that the number of Shares owned by Merger Sub bears to the number of Shares outstanding, and the Company shall, at such time, cause Merger Sub's designees to be so elected or appointed to the Board of Directors of the Company. Subject to applicable law, the Company shall take all action requested by Purchaser necessary to effect any such election, including mailing to its stockholders the information statement (as amended from time to time, the "Information Statement") containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Merger Sub shall have provided to the Company on a timely basis in writing all information required to be included in the Information Statement with respect to Merger Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Purchaser, either increase the size of the Company's Board of Directors and/or use its commercially reasonable efforts to obtain the resignation of such number of its current directors as is necessary to enable Merger Sub's designees to be elected or appointed to the Company's Board of Directors as provided above. In addition, subject to applicable law, at such time as Merger Sub shall be entitled to designate a number of directors as provided by this Section 1.3, at the request of Purchaser, the Company will use its best efforts to cause individuals designated by Merger Sub to constitute the same percentage as such individuals represent on the Board of Directors of
(x)__each committee of the Board of Directors, (y)__each board of directors of each Subsidiary (as defined below) of the Company and (z)__each committee of each such board. Notwithstanding the foregoing, until the Effective Time (as defined in Section 2.3 hereof), there shall be at least two directors who are directors on the date hereof and who are not designees nor officers, directors, employees or affiliates of Purchaser or Merger Sub nor officers or employees of the Company or Parent ("Independent Directors"), provided that if the number of Independent Directors shall be reduced below two for any reason, the Board of Directors shall, subject to the approval of the remaining Independent Directors (or Independent Director, if there be only one remaining), if any, designate a person or persons to fill the vacancy or vacancies who are not designees nor officers, directors, employees or affiliates of Purchaser or Merger Sub nor officers or employees of the Company, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

                                   ARTICLE II
                                   THE MERGER

          SECTION 2.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time (as defined in Section 2.3). Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. At the election of Purchaser, any direct or indirect wholly owned subsidiary of Purchaser may be substituted for Merger Sub as a constituent corporation in the Merger, provided that no such substitution shall be made if it would materially delay or impede the transactions contemplated hereby. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

          SECTION 2.2. Closing. The closing of the Merger will take place at 10:00 a.m. (Houston time) on a date to be specified by Purchaser or Merger Sub, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas, unless another date, time or place is agreed to in writing by the parties hereto.

          SECTION 2.3. Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file a certificate of merger or, if applicable, certificate of ownership and merger (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and other applicable law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time specified in the Certificate of Merger as Merger Sub and the Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

          SECTION 2.4. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

          SECTION 2.5. Certificate of Incorporation and By-laws. (a) The Certificate of Incorporation of the Company (the "Certificate of
Incorporation"), as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          (b) The By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          SECTION 2.6. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          SECTION 2.7. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE III
                            CONVERSION OF SECURITIES

          SECTION 3.1. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub or the Company or any holder of any of the following securities:

          (a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $1.00 per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Purchaser Owned Stock. Each Share which immediately prior to the Effective Time is held in the treasury of the Company or owned by Purchaser, Merger Sub or any other subsidiary of Purchaser shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Common Stock. Subject to Section 3.1(d) hereof, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 3.1(b) hereof) shall be converted into the right to receive from the Surviving Corporation an amount in cash equal to the price per Share paid in the Offer, without interest thereon (the "Merger Consideration"). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

          (d) Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, each Share issued and outstanding immediately prior to the Effective Time and held by a person (a "Dissenting Stockholder") who has neither voted in favor of the Merger nor consented in writing thereto and who otherwise complies with all the applicable provisions of the DGCL concerning the right of holders of Company Common Stock to require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in
Section 3.1(c) hereof but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Purchaser (i)__prompt notice of any demands for appraisal of Shares received by the Company and (ii)__the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          (e) Withholding Tax. The right of any stockholder to receive a distribution of the Merger Consideration shall be subject to and reduced by the amount of any required tax withholding obligation.

          SECTION 3.2. Exchange of Certificates. (a)__Paying Agent. Prior to the Effective Time, Purchaser shall (with the approval of the Company, which approval shall not be unreasonably withheld) designate a bank or trust company to act as paying agent in the Merger (the "Paying Agent"). Purchaser shall deposit or cause the Surviving Corporation to deposit with the Paying Agent in separate trust for holders of the Certificates (as hereinafter defined) immediately available funds in an amount sufficient for the payment of the aggregate Merger Consideration upon surrender of Certificates (as hereinafter defined) representing Shares converted pursuant to Section 3.1(c) hereof (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Purchaser).

          (b) Exchange Procedure. Promptly after the Effective Time, Purchaser shall cause to be mailed to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i)__a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Purchaser may reasonably specify) and
(ii)__instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Purchaser, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall pay pursuant to irrevocable instructions given by Merger Sub or Purchaser, the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall thereupon be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment to the holder of a Certificate that it be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder thereof or shall have established to the satisfaction of the Surviving Corporation that such taxes are not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 3.1 hereof. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

          (c) Stock Transfer Books. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article III. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates.

          (d) No Liability. None of Purchaser, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to each of Purchaser and Merger Sub that, except as set forth in the Disclosure Letter delivered by the Company to Purchaser and Merger Sub concurrently with the execution and delivery of this Agreement (the "Disclosure Letter"):

          SECTION 4.1. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing in each jurisdiction where qualification as a foreign corporation is necessary, except in such jurisdictions where the failure to be so duly qualified and in good standing, when taken together with all other such failures of the Company and its Subsidiaries (as defined in Section 4.2 hereof), would not have a material adverse effect (as defined in Section 10.3 hereof) on the Company and its Subsidiaries taken as a whole or prevent or materially delay the consummation of the Offer and/or the Merger. The Company has made available to Purchaser complete and correct copies of its Certificate of Incorporation and By-laws, as amended to the date of this Agreement.

          SECTION 4.2. Subsidiaries. Each "significant subsidiary" (as defined in Rule 1-02(v) of Regulation S-X of the SEC) of the Company (a "Subsidiary") is listed in the Disclosure Letter. Each of the Subsidiaries is a corporation, partnership or other business entity (as the case may be) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable, and has all requisite corporate, partnership or similar (as the case may be) power and authority to carry on its business as now being conducted. Each of the Subsidiaries is duly qualified to do business and in good standing in each jurisdiction where qualification as a foreign corporation, partnership or other business entity (as the case may be) is necessary, except in such jurisdictions where the failure to be so duly qualified and in good standing, when taken together with all other such failures of the Company and its Subsidiaries, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or prevent or materially delay the consummation of the Offer and/or the Merger.

          SECTION 4.3. Capitalization. (a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Common Stock. At the close of business on June 16, 1998, (i) 97,393,822 Shares were issued and outstanding,
(ii) 2,156,179 shares of Company Common Stock were held by the Company in its treasury, and (iii) 2,507,990 shares of Company Common Stock were reserved for issuance under outstanding Company Stock Options (as defined in Section 7.4 hereof), and contingent and performance-based restricted stock. All outstanding Shares are, and all Shares which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except for the Company Stock Options, DSCs (as defined in Section 7.4 hereof) and contingent and performance-based restricted stock granted on or prior to March 31, 1998 under any stock option or incentive plan of the Company, and outstanding as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

          (b) The Company will make available immediately following the date of this Agreement the certificates of incorporation and by-laws or other organizational documents of its Subsidiaries, in each case as amended to the date of this Agreement. The respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries. Except as set forth in the Disclosure Letter, all of the outstanding shares of capital stock of the Subsidiaries are beneficially owned by the Company (or by another wholly owned Subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company) free and clear of any lien, charge, encumbrance or claim of whatever nature and are duly authorized, validly issued, fully paid and nonassessable. There are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which any Subsidiary is a party or by which any Subsidiary is bound obligating such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of such Subsidiary or obligating such Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          SECTION 4.4. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the Shares (the "Company Stockholder Approval"), if any such approval is required by the DGCL). The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (in each case, other than, with respect to the Merger, the Company Stockholder Approval, if required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Purchaser and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4.5. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act (including the filing with the SEC of the Schedule 14D-9 and a proxy or information statement relating to any required approval by the Company's stockholders of this Agreement (the "Proxy Statement")), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the DGCL, foreign and state antitrust and competition laws (as set forth in the Disclosure Letter) of jurisdictions in which the Company or any of its Subsidiaries is qualified to do or is doing business, state takeover laws, and the rules of the New York Stock Exchange ("NYSE"), neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-laws of the Company or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational (a "Governmental Entity") (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clauses (iii) or (iv) for violations, breaches, defaults or terminations that would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or prevent or materially delay the consummation of the Offer and/or the Merger.

          SECTION 4.6. SEC Documents; Financial Statements. The Company has filed with the SEC all reports, forms, schedules and statements and other documents required to be filed by it since January 1, 1996 (the "SEC Documents"). As of their respective filing dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

          SECTION 4.7. Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Information Statement or (iv) the Proxy Statement, will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 7.1 hereof), as such Proxy Statement may be amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy

Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser or Merger Sub specifically for inclusion or incorporation by reference therein.

          SECTION 4.8. Absence of Certain Changes or Events. Except as disclosed in the SEC Documents (including exhibits thereto) filed and publicly available prior to the date of this Agreement and the proof dated June 13, 1998 of Amendment No. 1 to the Registration Statement on Form S-3 of the Company (Registration No. 333-55883) (the "S-3 Amendment") in the form heretofore delivered to Purchaser (the "Filed SEC Documents"), or in the Disclosure Letter, from the date of the most recent audited financial statements included in the Filed SEC Documents to the date of this Agreement, the Company and each of its Subsidiaries has conducted its business only in the ordinary course and there has not been (i) any material adverse effect on the Company and its Subsidiaries taken as a whole, (ii) any event or occurrence that would have a material adverse effect on the Company and its Subsidiaries taken as a whole, (iii) any declaration, setting aside or payment of any dividends or distributions in respect of the Shares other than the regular quarterly dividend in the amount of $0.70 per Share, (iv) any split, combinations or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (v) except as contemplated by Section 7.4 hereof, (A) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except as was required under employment agreements or benefit plans in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (B) any granting by the Company or any of its Subsidiaries to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Filed SEC Documents, (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement or arrangement with any officer or employee or (D) any increase in benefits available under or establishment of any Benefit Plan (as defined in Section 4.10) (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment or acceleration of vesting of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), except in the ordinary course of business consistent with past practice, (vi) any damage, destruction or loss to physical properties owned or used by the Company, whether or not covered by insurance, that would have a material adverse effect on the Company and its Subsidiaries, taken as a whole,
(vii) any revaluation by the Company of any of its material assets,
(viii) except as provided in Section 7.4, any actual or approved acceleration of vesting or conversion of contingent restricted shares of stock or other amendment to or modification of outstanding Company Stock Options, DSCs, phantom stock units or contingent of performance-based restricted stock, or (ix) any material change by the Company in its accounting principles or practices except insofar as may have been required by a change in generally accepted accounting principles. Except as and to the extent set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, or in any subsequent Filed SEC Document or the Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations incurred in the ordinary course of business since December 31, 1997, that would not, individually or in the aggregate, have a material adverse effect.

          SECTION 4.9. Litigation. Except as disclosed in the Filed SEC Documents, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that, individually or in the aggregate, would have a material adverse effect on the Company and its Subsidiaries taken as a whole, or prevent or materially delay the consummation of the Offer and/or the Merger, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having any such effect.

          SECTION 4.10. Benefit Plans and Matters. (a) (i) Each employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company which is required to comply with ERISA ("Employee Plans") complies in all material respects with all applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. To the knowledge of the Company, no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred with respect to any such plan which may result in liability to any Governmental Entity or other person which would have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code currently has a favorable determination letter from the Internal Revenue Service as to that Plan's qualification under Section 401(a) of the Code and nothing has occurred since the date of such letter that could reasonably be expected to cause the loss of such qualification.

          (ii) The Company has in all material respects performed all obligations required to be performed by it under ERISA, the Code and any other applicable legal requirements and under the terms of each Employee Plan. The Company has not received any written notice of the existence of any material default or violation by any other party of any of such legal requirements or terms applicable to any of the Employee Plans.

          (iii) Other than routine claims for benefits, the Company has not received any written notice of any pending material claims or lawsuits which have been asserted or instituted against any of the Employee Plans, the assets of the trust or funds under the Employee Plans, the sponsor or administrator of any of the Employee Plans, or against any fiduciary of any of the Employee Plans with respect to the operation of such Plan.

          (iv) The Company has not received any written notice of any pending investigation or pending enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other Governmental Entity with respect to any of the Employee Plans.

          (v) To the best knowledge of the Company, all contributions required to be made under the terms of the Employee Plans have been timely made. No Employee Plan has an "accumulated funding deficiency" (within the meaning of section 412 of the Code or Section 302 of ERISA).

          (vi) The cash value of the corporate-owned life insurance policies and other assets held in the Supplemental Executive Benefit Plans Trust Agreement equals or exceeds the ABO liability of the Company under all plans funded by such Trust, assuming for purposes of calculating such cash value, that any corporate-owned life insurance policies are canceled. Within 30 days after the date hereof, the Company will provide to Purchaser a currently dated actuarial report and valuation prepared by Mullin Consulting Inc., based on reasonable assumptions, evidencing the foregoing.

          (b) Each of the Company's "group health plans" (within the meaning of Code Section 5000(b)(1)) have been operated in substantial compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act.

          (c) To the best knowledge of the Company, there has been no act or omission by the Company that has given rise to or may give rise to material fines, penalties, taxes, or related charges under Section 502(c), (i) or (1) or
Section 4071 of ERISA or Chapter 43 of the Code or the imposition of a lien pursuant to Sections 401(a)(29) or 412(n) of the Code or pursuant to ERISA.

          (d) True and complete copies of the following documents with respect to each of the Employee Plans and other employee benefit plans, programs, policies or arrangements maintained by the Company for domestic or international employees (as applicable) have been delivered by the Company to Purchaser: (i) any current written plans, related trust documents and group annuity contracts, if any, and all amendments thereto (or, if no written plan document exists, a written description of the terms of the plan), (ii) the most recent summary plan description, and (iii) the most recent actuarial report, valuation and/or trust statement relating to such plan.

          (e) Except as provided in the Company's Change of Control Plan adopted effective on February 19, 1998 (the "Change of Control Plan") with respect to not more than 12 employees, neither the Company nor any of its Subsidiaries is a party to or obligated under any agreement, plan, contract or other arrangement pursuant to which the Company, any Subsidiary or Purchaser is or might be required to make payments that would not be deductible for federal income tax purposes by reason of the application of Section 280G of the Code.

          SECTION 4.11. Compliance with Laws. Except as disclosed in the Filed SEC Documents, the Company and its Subsidiaries are in compliance with all applicable statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any Governmental Entity applicable to their respective business or operations, except for instances of actual or possible noncompliance that, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole or prevent or materially delay the consummation of the Offer and/or the Merger. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the best knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, those the outcome of which would not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or prevent or materially delay the consummation of the Offer or the Merger.

          SECTION 4.12. Environmental Matters. Except as disclosed in the Filed SEC Documents or as would not, individually or in the aggregate, have a material adverse effect on the Company and its Subsidiaries taken as a whole:
(i) the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (as defined below); (ii) the Company and each of its Subsidiaries has all permits, authorizations and approvals required under any applicable Environmental Laws and is in compliance with their respective requirements; (iii) to the knowledge of the Company and its Subsidiaries, there are no pending or threatened claims against or governmental investigations involving the Company or any of its Subsidiaries alleging a violation of or response or remedial requirements under Environmental Laws; and (iv) to the knowledge of the Company and its Subsidiaries, under applicable law, there are no circumstances with respect to any current or former property or operations of the Company or any of its Subsidiaries or of any entity for which any of them have assumed liability that would form the basis of a claim against the Company or any of its Subsidiaries alleging a material violation of Environmental Laws that would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. As used herein, "Environmental Laws" means any and all applicable foreign, Federal, state or local statutes, laws (including, with respect to clauses (iii) and (iv) above, common law), regulations, ordinances, rules or codes now in effect relating to the environment, or protection of public or employee health, safety or welfare or to the use, generation, manufacturing, treatment, disposal, storage, transportation, discharge, release or emission of any hazardous, toxic or radioactive substance, including petroleum and its derivatives, into the environment, including but not limited to ambient air, indoor air, surface water, groundwater or land, or the remediation thereof, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, in each case as amended and in effect as of the date hereof. There are no matters relating to Environmental Laws required under applicable laws to be disclosed in the Filed SEC Documents that have not been disclosed therein.

          SECTION 4.13. Taxes. The Company and its Subsidiaries have filed all material tax returns and reports required to be filed by them, or, in the case of consolidated returns, such returns have been filed by Parent, and have paid all material taxes due and required to be paid by them. All such tax returns and reports are true and correct in all material respects. The most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve for all taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements, except for such taxes as to which the failure to pay, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. No deficiencies for any taxes which remain outstanding have been proposed, asserted or assessed against the Company or any of its Subsidiaries except for such taxes as to which such deficiency, individually or in the aggregate, would not have a material adverse effect on the Company and its Subsidiaries taken as a whole. As used herein, "taxes" shall mean all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or other governmental charges in the nature of a tax as well as any interest, penalties and additions to tax.

          SECTION 4.14. Technology and Intellectual Property. Except as provided in Section 6.3 and except as would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries own or have valid licenses or otherwise have the right to make, have made, use, have used, and sell products resulting therefrom, all material technology, technology rights, patents, patent rights, trade secrets, trade secret rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade dress, trade dress rights, copyrights and other proprietary intellectual property rights that are employed or necessary in the conduct of their respective business as now operated (collectively, "Technology and Intellectual Property Rights"), and to transfer Technology and Intellectual Property Rights pursuant to the terms and conditions of this Agreement. No claims are final, pending or, to the knowledge of the Company and its Subsidiaries, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any person, company or other entity with regard to any Technology and Intellectual Property Right that would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company and its Subsidiaries, no person, company or other entity is infringing the rights of the Company or any of its Subsidiaries with respect to any Technology and Intellectual Property Right.

          SECTION 4.15. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion dated June 18, 1998 of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of Shares (other than Parent) pursuant to the Offer and the Merger was fair from a financial point of view to such holders, a final draft of which opinion has been delivered to Purchaser. Each of Purchaser and Merger Sub acknowledges and agrees that it may not, and is not entitled to, rely on the opinion of Merrill Lynch delivered to the Board of Directors of the Company.

          SECTION 4.16. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel and the legal counsel for its financial advisor) are set forth in the Disclosure Letter. The Company has provided Purchaser true and correct copies of all agreements between the Company and Merrill Lynch.

          SECTION 4.17. Affiliated Written Transactions. Section 4.17 of the Disclosure Letter sets forth a complete and accurate list of all contracts, agreements, leases, licenses and other arrangements as of the date of this Agreement to which Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand, is a party or by which the Company or any of its Subsidiaries is bound involving more than $5 million per annum, but excluding any such contracts solely with respect to any indebtedness between Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other hand. The Company has furnished to Purchaser copies of all such items that are listed in Section 4.17 of the Disclosure Letter.

          SECTION 4.18. State Takeover Statutes. No state takeover statute or similar statute or regulations (except for Section 203 of the DGCL) applies or purports to apply to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement other than any of the foregoing that would not prevent or materially delay the consummation of the Offer or the Merger, provided that the Purchaser, Merger Sub and the Company use reasonable commercial efforts to comply with and/or contest the applicability or constitutionality of any such statute or regulation.

          SECTION 4.19. Title. With such exceptions as would not in the aggregate have a material adverse affect on the Company and its Subsidiaries, each of the Company and its Subsidiaries has good and valid title to all of their respective properties and assets free and clear of all Liens except Permitted Liens (as defined below). For purposes of this Agreement, "Lien" means any lien (including any tax lien), mortgage or security interest, defect in title or encumbrance, and "Permitted Liens" means (i) Liens for taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which proper reserves have been taken,
(ii) inchoate mechanic and materialmen liens for construction in progress, and
(iii) inchoate workmen, repairmen, warehousemen, customer, employee and carriers liens arising in the ordinary course of business, in each case with respect to obligations or claims which are either not delinquent or are being contested in good faith and by appropriate proceedings conducted with due diligence, (iv) Liens arising under this Agreement or the agreements contemplated by this Agreement, (v) zoning restrictions, easements, licenses or other restrictions on the use of real property of other minor irregularities in title thereto or encumbrances thereon, so long as the same do not, individually or in the aggregate, materially interfere with or impair the use of such real property in the manner normally used, (vi) Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith if adequate reserves with respect thereto have been established and are being maintained and with respect to which there shall have been secured a stay of execution pending such appeal or proceeding for review, and (vii) Liens and imperfections of title (including Liens created by the operation of law) that, singly or in the aggregate, would not materially affect the value or operation of the asset subject to such Lien in the hands of a purchaser thereof.

                                   ARTICLE V
           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

          Purchaser and Merger Sub represent and warrant to the Company as follows:

          SECTION 5.1. Organization. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Purchaser and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction where qualification as a foreign corporation is necessary, other than in such jurisdictions where the failure to be so qualified and in good standing would not prevent or materially delay the consummation of the Offer and/or the Merger. Each of Purchaser and Merger Sub has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws (or other comparable organizational documents) as amended to the date of this Agreement. Merger Sub is a direct wholly-owned subsidiary of Purchaser and was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted only such operations as are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          SECTION 5.2. Authority. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser and Merger Sub and no other corporate proceedings on the part of Purchaser and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or thereby. No vote of Purchaser stockholders is required to approve this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub, and, assuming such Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 5.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the Exchange Act (including the filing with the SEC of the Offer Documents), the HSR Act, the DGCL, foreign and state antitrust and competition laws of jurisdictions in which Purchaser or Merger Sub is qualified to do or is doing business as set forth in Schedule 5.3 hereto, and state takeover laws neither the execution, delivery or performance of this Agreement by Purchaser and Merger Sub, nor the consummation by Purchaser and Merger Sub of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Purchaser and Merger Sub, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not prevent or materially delay the consummation of the Offer and/or the Merger), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser, any of its Subsidiaries or any of their properties or assets, except in the case of clauses (iii) and (iv) for violations, breaches, defaults or terminations which individually or in the aggregate, would not prevent or materially delay the consummation of the Offer and/or the Merger. No filing, permit, authorization, consent or approval is required under the European Merger Regulation No. 4064/89, as amended by Regulation No. 1310/97, in connection with the transactions contemplated by this Agreement.

          SECTION 5.4. Information Supplied. None of the information supplied or to be supplied by Purchaser or Merger Sub specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the Information Statement or (iv) the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting as such Proxy Statement may be amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Purchaser or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

          SECTION 5.5. Financing. Purchaser has obtained written commitments that would provide sufficient funds to purchase, or to cause Merger Sub to purchase, all of the Shares pursuant to the Offer and the Merger and to pay all fees and expenses payable by Purchaser or Merger Sub related to the transactions contemplated by this Agreement and has provided copies of such commitments to the Company. Purchaser expressly acknowledges that Purchaser's ability to obtain financing is not a condition to the obligations of Purchaser pursuant to the Offer and under this Agreement and the Tender and Voting Agreement.

          SECTION 5.6. Ownership of Shares. Neither Purchaser, Merger Sub nor any other direct or indirect subsidiary of Purchaser beneficially owns any Shares (other than pursuant to the Tender and Voting Agreement).

          SECTION 5.7. Brokers. No broker, investment banker, financial advisor or other person, other than J.P. Morgan Securities, Inc., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Merger Sub.

                                   ARTICLE VI
                                   COVENANTS

          SECTION 6.1. Conduct of Business. During the period from the date of this Agreement until such time as Merger Sub's designees shall constitute a majority of the Board of Directors of the Company, except as otherwise contemplated hereby or to the extent that Purchaser shall otherwise consent in writing, the Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with the manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organization, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement until such time as Merger Sub's designees shall constitute a majority of the Board of Directors of the Company, except as expressly contemplated or permitted by this Agreement or the Disclosure Letter, or to the extent that Purchaser shall otherwise consent in writing, the Company shall (a) use its commercially reasonable efforts to operate and maintain its business in all material respects only in the usual, regular and ordinary manner consistent with past practice (including undertaking scheduled or necessary "turnarounds" or other maintenance work and including offsite storage, treatment and disposal of chemical substances generated prior to such time as Merger Sub's designees shall constitute a majority of the Board of Directors of the Company) and, to the extent consistent with such operation and maintenance, use commercially reasonable efforts to preserve the present business organization of its business intact, keep available the services of, and good relations with, the present employees and preserve present relationships with all persons having business dealings with its business, except in each case for such matters that, individually and in the aggregate, do not and are not reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole and (b) except to the extent required by clause (a) of this Section 6.1, the Company shall not, and shall not permit any of its Subsidiaries to:

          (i) (x) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and other than the regular quarterly dividend in respect of the Shares in the amount of $0.70 per Share, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with the exercise of currently outstanding Company Stock Options);

          (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms) or as provided for herein;

          (iii) amend its Certificate of Incorporation or By-laws or other comparable organizational documents;

          (iv) acquire or agree to acquire (y) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation (other than any subsidiary of the Company), partnership, joint venture, association or other business organization or division therefor or (z) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except acquisitions in the ordinary course of business consistent with past practice and acquisitions permitted by clause (vii) below;

          (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, which are material, in the aggregate, to the Company and its Subsidiaries taken as a whole, except (x) sales, leases or other dispositions of inventory or (y) sales or licenses in the ordinary course of business consistent with past practice which, individually, are not in excess of $5 million and, in the aggregate, are not in excess of $25 million;

          (vi) (y) incur any indebtedness for borrowed money (other than (i) the issuance or roll-over of commercial paper in the ordinary course of business and consistent with past practice and (ii) indebtedness to or from Parent that will be repaid in full prior to the expiration of the Offer), or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others, or (z) make any loans, advances (other than to employees of the Company and its Subsidiaries in the ordinary course of business) or capital contributions to, or investments in, any other person (other than any subsidiary of the Company);

          (vii) make or agree to make any capital expenditures regarding the BDO-II or PO-11 projects, other than those reasonably necessary to avoid payment of penalties or cancellation fees, or make or agree to make any other capital expenditure or expenditures with respect to property, plant or equipment which, individually, is in excess of $10 million or, in the aggregate, are in excess of $25 million other than caretaker, maintenance and turnaround capital expenditures in the ordinary course of business;

          (viii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed SEC Documents or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company is a party;

          (ix) (x) adopt, enter into or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, consulting, indemnification, severance, termination or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any officer, director or employee (y) except as reasonably called for pursuant to formulas contained in existing employee benefit plans or arrangements and except for salary increases in the ordinary course of business and consistent with past practices, agree to any increase in the compensation (including bonuses) payable or to become payable to any officer, director or employee or (z) change the performance objective or performance period under any employee benefit plans;

          (x) make any tax election that would have a material adverse effect on the Company and its Subsidiaries taken as a whole (and the Company shall, before filing or causing to be filed any material tax return of the Company or any of its Subsidiaries, consult with Purchaser and its advisors as to the positions and elections that may be taken or made with respect to such return and to the extent practical the Company shall defer settlement or compromise of any income tax liability of the Company or any of its Subsidiaries that would have a material adverse effect on the Company and its Subsidiaries taken as a whole until such time as Merger Sub's designees shall constitute a majority of the Board of Directors of the Company);

          (xi) waive any material rights or claims relating to the Company's business;

          (xii) accelerate vesting or conversion or approve the acceleration or conversion of any shares of restricted stock, except as provided in Section 7.4, or grant or approve the grant of any additional shares of restricted stock, phantom stock units, or stock options under any existing plan, except as provided in Section 7.4, or modify the term of any performance period or the performance objective to be attained for that performance period under any existing plan; or

          (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

          SECTION 6.2. No Solicitation. (a)__The Company shall, and shall direct and use reasonable efforts to cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties other than Purchaser and Merger Sub that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company determines in good faith, after consultation with its financial advisers, that a Takeover Proposal that has not been solicited, initiated or encouraged after the date hereof in violation of clause (i) above (or Section 5.3 of the Tender and Voting Agreement) constitutes a Superior Proposal (as defined in Section 9.1(d)(ii) hereof), the Company may (x) furnish information with respect to the Company and its Subsidiaries to the third party that has made such Takeover Proposal (and to any investment banker, financial advisor, attorney, accountant or other representative retained by such party) pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Takeover Proposal. For purposes of this Agreement, "Takeover Proposal" means any bona fide proposal made by a third party to acquire, directly or indirectly, more than 30% of the voting power of the Shares or of the assets of the Company; provided, however, that a change in the terms of a proposal submitted prior to the date hereof shall be deemed a new "Takeover Proposal."

          (b) In addition to the obligations of the Company set forth in Section 6.2(a) hereof, the Company shall immediately advise Purchaser orally and in writing of any request for information or of any Takeover Proposal or any inquiry regarding the making of a Takeover Proposal.

          (c) Nothing contained in this Section 6.2 shall prohibit the Company from at any time taking and disclosing to its stockholders a position (including the withdrawal or modification of any recommendation with respect to the Offer and the Merger) contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would create a risk of liability for breach of its fiduciary duties to its stockholders under applicable law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by this Section 6.2(c) or as contemplated by Section 9.1(d)(ii) hereof, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

          SECTION 6.3. Use of Names and Logos. Section 4.14 notwithstanding, it is expressly agreed that Purchaser and Merger Sub are not purchasing or acquiring any right, title or interest in the name of Parent or Company or any trade names, trademarks, identifying logos, trade dress or service marks employing or associated with the words "Atlantic Richfield Company" or "ARCO Chemical Company" or any respective part or variation thereof, including, without limitation, the name "ARCO", ARCO prefix marks, the Spark Logo, or any confusingly similar trade name, trademark, initials or logo (collectively, the "ARCO Trademarks and Logos"). Except to the extent permitted by licensing arrangements with Purchaser and its affiliates, Purchaser and Merger Sub agree that neither they nor any of their affiliates shall make any use of the ARCO Trademarks and Logos from and after the Closing Date, except that the Surviving Corporation may continue to use materials containing ARCO Trademarks and Logos for the period after the

Closing Date permitted under the immediately following sentence of this Section
6.3. Purchaser shall cause the Surviving Corporation, as promptly as practicable but in no event later than 180 days following the Closing Date, to remove
"ARCO" from the names of all companies, to remove, strike over or otherwise obliterate all ARCO Trademarks and Logos from all printed or consumable materials, including, without limitation, any business cards, schedules, stationery, promotional materials, manuals, forms and other similar materials, if such materials are distributed or made available or proposed to be distributed or made available to third parties. The Purchaser shall cause the Surviving Corporation, with reasonable promptness, to prepare its own stock of business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms and other materials to replace those materials included in its properties and assets. The Purchaser shall cause the Surviving Corporation, within two years following the Closing Date, to remove all ARCO Trademarks and Logos from all durable materials, including without limitation, any signage or other fixed assets, vehicles, rail cars and other similar durable assets, and Purchaser shall indemnify and defend Parent from all claims and causes of action relating to or arising out of the carry-over use of the ARCO Trademarks and Logos herein after such two year period.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

          SECTION 7.1. Company Stockholder Approval. (a)__If the Company Stockholder Approval is required by the DGCL, the Company shall and Purchaser shall cause the Company to, as soon as practicable following the acceptance for payment of, and payment for, Shares by Merger Sub pursuant to the Offer, (i) duly call, give notice of, convene and hold a meeting of the Company's stockholders (the "Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval and (ii) acting through its Board of Directors, recommend to its stockholders that the Company Stockholder Approval be given. Notwithstanding the foregoing, if Merger Sub (together with all Affiliates of Merger Sub) shall acquire at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.1(a) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

          (b) If the Company Stockholder Approval is required by the DGCL, the Company shall, and Purchaser shall cause the Company to, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Information or Proxy Statement with the SEC and use its best efforts to respond to any comments of the SEC or its staff and to cause the Information or Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company will notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Information or Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information or Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Information or Proxy Statement, the Company will, and Purchaser shall cause the Company to, promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Purchaser reasonably objects; provided, that Purchaser shall identify its objections and fully cooperate with the Company to create a mutually satisfactory Information or Proxy Statement.

          (c) Purchaser agrees to cause all Shares purchased pursuant to the Offer to be voted in favor of, or shall consent to, the Company Stockholder Approval.

          SECTION 7.2. Access to Information; Confidentiality. (a) The Company shall afford to Purchaser, and to Purchaser's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access, without causing undue disruption to the business of the Company, during normal business hours during the period prior to the purchase of Shares pursuant to the Offer to its properties, books, contracts, personnel and records and, during such period, the Company shall furnish promptly to Purchaser (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and
(ii) all other information concerning its business, properties and personnel as Purchaser may reasonably request, in each case only to the extent, in the judgment of counsel to the Company, permitted by law, including antitrust law. Except as otherwise agreed to by the Company, unless and until Purchaser and Merger Sub shall have purchased at least a majority of the outstanding Shares pursuant to the Offer, Purchaser shall hold, and shall cause its officers, employees, accountants, counsel, financial advisers and other representatives and affiliates to hold, any and all information received from the Company, directly or indirectly, in confidence, according to the terms of the confidentiality agreement dated as of April 22, 1998, between the Company, Purchaser and Parent (the "Confidentiality Agreement").

          SECTION 7.3. Reasonable Efforts; Notification. (a)__Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including but not limited to (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9, the Information Statement, the Proxy Statement, any required filings under the

HSR Act or other foreign filings and any amendments or supplements to any thereof and (ii) using its commercially reasonable efforts to promptly make all required regulatory filings and applications including, without limitation, responding promptly to requests for further information and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their commercially reasonable efforts to take all such necessary action.

          (b) The Company and Purchaser each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Purchaser or the Company, as the case may be, or any of their subsidiaries, from any Governmental Entity with respect to the Offer, the Merger or any of the other transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another in connection with, and shall provide each other the opportunity to review and comment upon, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust law.

          (c) Without limiting the generality of the undertakings pursuant to this Section 7.3: (i) Purchaser agrees that, if necessary to prevent any Governmental Entity from taking steps to obtain, or from issuing, any order, injunction, decree, judgment or ruling or the taking of any other action that would (x) restrain, enjoin or otherwise prohibit the Offer, the Merger or any of the other transactions contemplated by this Agreement or (y) cause any Offer Condition not to be satisfied, Purchaser shall (A) offer to accept an order to divest (and to enter into a consent decree or other agreement giving effect thereto) such of the Company's or Purchaser's assets and business, and agree to hold separate such assets and business pending such divestiture, and (B) enter into any supply, license, tolling, joint venture or other agreement or take any other action, as may be necessary to forestall such order, decree, ruling or action; provided, however, that notwithstanding the foregoing provisions of this clause (i), Purchaser shall not be required to take any such action that would have a material adverse effect on the Company and its Subsidiaries taken as a whole, to waive any material rights, or to take any action that would result in any of the consequences referred to in paragraph (a) of Exhibit A and (ii) without limitation of clause (i) of this Section 7.3(c), the Company and Purchaser each agree to contest and resist any action seeking to have imposed any order, decree, judgment, injunction, ruling or other order (whether temporary, preliminary or permanent) (an "Order") that (x) would delay, restrain, enjoin or otherwise prohibit consummation of the Offer, the Merger or any of the other transactions contemplated by this Agreement or (y) cause any Offer Condition not to be satisfied and, in the event that any such temporary or preliminary Order is entered in any proceeding, to take the steps contemplated by clause (i) of this Section 7.3(c) and to use its commercially reasonable efforts to take promptly any and all other steps (including, the appeal thereof and the posting of a bond) necessary to vacate, modify or suspend such Order so as to permit such consummation as promptly as practicable after the date hereof.

          SECTION 7.4. Stock Incentive Plans. (a)__Upon the consummation of the Offer, as and to the extent provided in the Company's Change of Control Plan
(i) each outstanding option to purchase Shares (a "Company Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Incentive Plans") outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be canceled by the Company in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (x) the number of Shares subject to such Company Stock Option immediately prior to the consummation of the Offer and (y) the excess of the price per Share to be paid in the Offer over the per Share exercise price of such Company Stock Option (the "Net Amount"); (ii) each phantom stock unit granted under the Company's Value Incentive Plan outstanding immediately prior to the consummation of the Offer shall, whether or not exercisable, be canceled in exchange for an amount in cash, payable at the time of such cancellation, equal to (x) the excess of (1) the price per Share paid in the Offer over (2) the award price assigned to the phantom stock unit, multiplied by (y) the number of Shares subject to such unit (the "SAR Amount"); (iii) each dividend share credit ("DSCs") accrued, credited or issued immediately prior to the consummation of the Offer in connection with a Company Stock Option or phantom stock unit, and each DSC that would have been accrued, credited or issued (as determined in accordance with the Company's Change of Control Plan) through the remainder of the term of each such Company Stock Option or phantom stock unit, shall, whether or not vested, be canceled in exchange for an amount in cash, payable at the time of such cancellation, equal to the price per Share paid in the Offer (the "DSC Amount"); (iv) each share of contingent restricted stock issued under the Company's 1998 Long Term Incentive Plan (the "1998 LTIP") that is eligible for conversion upon achievement of the current Return on Capital Managed target (the "RCM") performance level established under the 1998 LTIP shall, immediately prior to the consummation of the Offer, be converted to performance-based restricted stock on a pro-rated basis based on a calculation of the percentage of the current RCM performance objective achieved as of the consummation of the Offer (but not to exceed 25% of the outstanding shares of contingent restricted stock issued under the 1998 LTIP); (v) the performance supplement related to the contingent restricted stock referred to in clause;
(iv) above shall be calculated immediately prior to the consummation of the Offer using the price per Share to be paid in the Offer, and the resulting number of shares of performance-based restricted stock shall be issued to the

Company's employees in accordance with the 1998 LTIP; and (vi) each share of performance-based restricted stock outstanding immediately prior to the consummation of the Offer (including amounts issued under clauses (iv) and (v) of this Section 7.4(a)) shall, whether or not vested, be canceled in exchange for an amount in cash, payable at the time of such cancellation, equal to the price per Share paid in the Offer (the "Restricted Stock Amount").

          (b) Subject to Section 7.4(a) hereof, all Stock Incentive Plans shall terminate as of the Effective Time. Notwithstanding the foregoing, the Surviving Corporation shall continue to be obligated to pay the Net Amount, the SAR Amount, the DSC Amount and the Restricted Stock Amount.

          (c) All calculations required to be made pursuant to this Section 7.4 shall be made in accordance with Article IV of the Company's Change of Control Plan and the terms of the relevant Stock Incentive Plan.

          (d) The Company represents that Parent has taken all such actions as are necessary so that options to acquire Parent shares and DSCs with respect to Parent shares held by or credited to employees of the Company and its subsidiaries are not forfeited upon consummation of the Offer and remain outstanding for the duration of their terms.

          SECTION 7.5. Indemnification, Exculpation and Insurance.
(a)__Purchaser agrees that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by this Agreement) existing now or at the Effective Time in favor of the current or former directors or officers of the Company as provided in its Certificate of Incorporation, its By-laws (each as in effect on the date hereof) and indemnification agreements shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Effective Time; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

          (b) For six years after the Effective Time, Purchaser agrees that it shall and shall cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement and the transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and Purchaser shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent permitted under applicable law); provided, however, that, with respect to any Indemnified Person that is an officer or employee of Parent as of the date hereof, such Indemnified Person shall first have pursued all available rights to indemnification (and advancement of expenses) from Parent. Parent shall indemnify and hold harmless any such Indemnified Person that is at the date hereof an officer or employee of Parent against any such Costs (not covered by insurance and paid) to the fullest extent permitted under applicable law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law).

          (c) In the event that Purchaser, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Purchaser or the Surviving Corporation, as the case may be, shall assume the obligations set forth in Sections 7.5(a) and (b). In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Purchaser will either guarantee the indemnification obligations referred to in Sections 7.5(a) and (b) hereof or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

          (d) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' liability insurance substantially in the amounts currently maintained by Parent and covering the officers, directors and employees of the Company currently covered by Parent's directors' and officers' liability insurance with similar terms and conditions with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the annual premiums paid as of the date hereof by Parent for such insurance (such 200% amount, the "Maximum Premium"). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Premium; provided further, if such insurance coverage cannot be obtained at all, Parent shall purchase extended reporting periods with respect to such insurance for an amount which, together with all other insurance purchased pursuant to this Section 7.5(d), does not exceed the Maximum Premium. It is understood that Parent will not take any action that would have the effect of limiting the aggregate amount of insurance coverage required to be maintained for the individuals referred to in this
Section 7.5(d).

          (e) The provisions of this Section 7.5 (x) are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and (y) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

          SECTION 7.6. Fees and Expenses. All fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

          SECTION 7.7. Public Announcements. Purchaser and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

          SECTION 7.8. Employee Benefits Matters. (a)__At and after the consummation of the Offer, Purchaser shall cause the Company and its subsidiaries to promptly pay or provide when due all compensation and benefits provided for pursuant to the terms of any compensation arrangements, employment agreements and employee or director benefit plans (including, without limitation, deferred compensation and change of control plans), programs and policies in existence as of the consummation of the Offer for any employee (and/or former employee) and director (and/or former director) of the Company and its subsidiaries; provided, however, that this Section 7.8(a) shall not preclude Purchaser from amending or terminating any such plans, arrangements, programs or policies after the consummation of the Offer. Purchaser and the Company agree that the Company and its subsidiaries shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect as of the date hereof.

          (b) Purchaser shall cause the Company, for the period commencing upon the consummation of the Offer and ending on the end of the calendar year following the year in which the consummation of the Offer occurs (the "Continuation Period"), to provide employee benefits under plans, programs and arrangements which, in the aggregate for all current employees of the Company and its Subsidiaries as a group (other than employees covered by a collective bargaining agreement), will provide benefits to such employees which are not materially less favorable than those provided pursuant to the plans, programs and arrangements of the Company and its subsidiaries in effect on the date hereof and employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement; provided, however, that, without limiting the generality of the foregoing, the Purchaser shall not be required to provide compensation which is based upon the equity of the Company or any of its subsidiaries; and provided, however, that, without limiting the generality of the foregoing, nothing herein shall prevent the amendment or termination of any specific plan, program or arrangement, require that the Surviving Corporation provide or permit investment in the securities of Purchaser, the Company or the Surviving Corporation or interfere with the Surviving Corporation's right or obligation to make such changes as are necessary to conform with applicable law. During the Continuation Period, the Purchaser shall provide, or cause the Surviving Corporation to provide post-retirement health, dental, life insurance and other welfare benefits that are not materially less favorable than those that are provided by the Company immediately prior to the consummation of the Offer to those employees or directors or former employees or directors of the Company and any of its subsidiaries who at such time (x) were receiving any such benefits, (y) would have been eligible to receive any of such benefits upon his or her termination at such time or (z) would have become eligible within one (1) year of such time to receive any of such benefits upon his or her termination with such one-year period. Employees of the Company and its subsidiaries shall be given credit for all service with the Parent and its affiliates and with the Company and its subsidiaries, under each employee benefit plan, program, or arrangement of the Purchaser or its affiliates in which such employees are eligible to participate for purposes of eligibility, vesting and benefit accrual; provided, however, that in no event shall such employees be entitled to any credit to the extent that it would result in any duplication of benefits with respect to the same period of service under any plans of the Parent and its affiliates, the Company and the Purchaser.

          (c) If employees of the Company and its subsidiaries become eligible to participate in a medical, dental, disability, life insurance or other welfare plan of Purchaser or its subsidiaries, Purchaser shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the applicable plan of the Parent or the Company and its or their subsidiaries and
(ii) give credit for any deductible and out of pocket expenses incurred by the employees and their beneficiaries under such plans prior to such participation.

          (d) Nothing in this Section 7.8 shall require the continued employment of any person or, subject to paragraph (b) and (c) hereof, prevent the Company and/or the Surviving Corporation and their subsidiaries from taking any action or refraining from taking any action which the Company and its subsidiaries prior to the consummation of the offer, could have taken or refrained from taking.

          (e) Promptly following the execution of this Agreement, the Company and Parent will enter into an agreement providing that, effective upon the purchase of Shares pursuant to the Offer, all administrative service agreements and arrangements between Parent and the Company relating to the Company's employee benefit plans and payroll services shall continue for a period no less than the Continuation Period; provided, however, that Parent shall have the right to (i) terminate such agreement if there are any change or changes in such benefit plans or payroll services that result in any additional costs or burdens to Parent in performing its obligations under such agreement and (ii) to remove AIMCO as designated fiduciary with respect to employee benefit plans within 90 days after the consummation of the Offer.

          SECTION 7.9. Termination of Other Agreements. The Company represents that the Company and Parent will terminate the Stock Repurchase Agreement, dated as of June 2, 1998 (the "Stock Repurchase Agreement"), the Stockholder Agreement, dated as of June 2, 1998, the Registration Rights Agreement dated as of June 2, 1998 and the Stockholder Agreement dated as of June 30, 1987, in each case between the Company and Parent, effective upon the consummation of the purchase of Shares by Purchaser under the Offer.

          SECTION 7.10. Insurance. In connection with the arranging of appropriate insurance coverage for the Company and its subsidiaries from and after the purchase of Shares pursuant to the Offer, the Company and Parent shall provide Purchaser on an expedited basis all reasonable assistance, including access to relevant personnel and copies of relevant information.

                                  ARTICLE VIII
                                   CONDITIONS

          SECTION 8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. If required by the DGCL, the Company Stockholder Approval shall have been obtained; provided, however, that neither Purchaser nor Merger Sub shall be entitled to assert the failure of this condition if Purchaser breaches its agreement set forth in
     Section 7.1(c) hereof.

          (b) No Injunctions, Etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (c) Purchase of Shares. Merger Sub shall have accepted for payment and paid for Shares pursuant to the Offer; provided, however, that neither Purchaser nor Merger Sub shall be entitled to assert the failure of this condition if Merger Sub breaches any of its obligations in Section 1.1(a) hereof or fails to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

                                   ARTICLE IX
                           TERMINATION AND AMENDMENT

          SECTION 9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval (if required by the DGCL):

          (a) by mutual written consent of Purchaser and the Company;

          (b) by either Purchaser or the Company if

               (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; or
               (ii) the Merger shall not have been consummated by June 30, 1999.

          (c) by the Purchaser if as the result of a failure of an Offer Condition to be satisfied, Merger Sub shall not have accepted for payment any Shares pursuant to the Offer on or prior to the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Purchaser if (x) Merger Sub shall have breached its obligations under the next to the last sentence of Section 1.1(a) hereof or (y) such failure to satisfy an Offer Condition is caused by or results from the failure of Purchaser or Merger Sub to perform in any material respect any of its covenants or agreements contained in this Agreement or the failure of any representation or warranty of Purchaser or Merger Sub contained herein to be true and correct in any material respect. As used herein, the "Outside Date" shall mean the later of (A) the 30th day after the initial expiration date of the Offer or (B) the date that all conditions to the Offer set forth in the Antitrust Condition and paragraph (a) of Exhibit A, the satisfaction of which involve compliance with or otherwise relate to any antitrust or competition laws or regulations (including any enforcement thereof), have been satisfied for a period of two business days, but in any event no later than the 60th day after the initial expiration date of the Offer; or

          (d)  by the Company if:

               (i) Merger Sub shall not have accepted for payment any Shares pursuant to the Offer on or prior to the Outside Date, provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d)(i) shall not be available to the Company if the failure to accept Shares for payment is caused by or results from the failure of the Company to satisfy any condition set forth in paragraphs (c) or (d) of Exhibit A; or

               (ii) prior to the acceptance by Merger Sub of Shares for payment pursuant to the Offer, the Board of Directors of the Company determines that a Takeover Proposal constitutes a Superior Proposal (as defined below). For purposes of this Agreement, a "Superior Proposal" means any Takeover Proposal having terms which the Board of Directors of the Company determines in its good faith judgment (based, with respect to the consideration payable, on the opinion of a financial advisor of nationally recognized reputation) (x) to be more favorable to the Company's stockholders than the Offer and the Merger and (y) to be reasonably capable of being completed (and for which financing has been committed on customary terms); provided, however, that at least two business days prior to such termination the Company shall have given Purchaser written notice advising Purchaser that the Board of Directors of the Company has received a Takeover Proposal that it has determined to be a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; and provided, further, however, that (i) prior to such termination, the Board of Directors has reaffirmed its determination that such Takeover Proposal, taking into account any amendment by Purchaser of the terms of the Offer and Merger or any offer by Purchaser to amend the terms of this Agreement, the Offer or the Merger, together with any subsequent amendments or modifications of such Takeover Proposal, is a Superior Proposal and (ii) no termination pursuant to this Section 9.1(d)(ii) shall be effective unless concurrently with such termination a termination fee equal to $140,000,000 is paid in cash by the Company to Purchaser.

          SECTION 9.2. Effect of Termination. In the event of a termination of this Agreement by either the Company or Purchaser as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Merger Sub or the Company or their respective officers or directors, except with respect to the last sentence of
Section 1.2(c), Section 5.7, the last sentence of Section 7.2, Section 9.1, this
Section 9.2 and Article X; provided, however, that nothing herein shall relieve any party for liability for any willful and material breach hereof.

          SECTION 9.3. Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the Company Stockholder Approval (if required by the DGCL), but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 9.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) subject to Section 9.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 9.5. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment of this Agreement pursuant to Section 9.3 or an extension or waiver pursuant to
Section 9.4 shall, in order to be effective, require in the case of Purchaser, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that Merger Sub's designees are appointed or elected to the Board of Directors of the Company as provided in Section 1.3, after the acceptance for payment and payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors of the Company that were not designated by Purchaser or Merger Sub shall be required by the Company to take any action relating to this Agreement, the Offer, the Merger or any other transactions contemplated hereby, including (i) amending or terminating this Agreement, (ii) exercising or waiving any of the Company's, shareholders' or employees' rights or remedies under this Agreement,
(iii) extending the time for performance of Purchaser's and Merger Sub's respective obligations under this Agreement, (iv) approving any other action by its Board of Directors with respect to this Agreement, or (v) amending or otherwise modifying the Company's Certificate of Incorporation or By-laws.

                                   ARTICLE X
                                 MISCELLANEOUS

          SECTION 10.1. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties or covenants (subject to the succeeding sentence) in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, in the case of the Company, shall survive the acceptance for payment of, and payment for, Shares by Merger Sub pursuant to the Offer. This Section 10.1 shall not limit any covenant or agreement of the parties (or Parent) which by its terms contemplates performance after the Effective Time.

          SECTION 10.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (providing proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Purchaser or Merger Sub, to
              Lyondell Petrochemical Company
              1221 McKinney Street
              Houston, Texas 77010
              Attention: Kerry A. Galvin, Esq., Chief Corporate Counsel Telecopy No.: (713) 309-4718
              with copies to:
              Baker & Botts, L.L.P.

              One Shell Plaza
              910 Louisiana Street
              Houston, Texas 77002
              Attention:  Stephen A. Massad, Esq.
              Telecopy No.:  (713) 229-1522
              and

          (b)  if to the Company, to

              ARCO Chemical Company
              3801 West Chester Pike
              Newtown Square, Pennsylvania  19073
              Attention:  Robert Millstone, Esq.
              Telecopy No.:  (610) 359-3344
              with copies to:
              Atlantic Richfield Company
              515 South Flower Street
              Los Angeles, California  900071
              Attention:  John Lucas, Esq.
              Telecopy No.:  (213) 486-1544

          SECTION 10.3. Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "Aincludes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used in this Agreement, (x) "material adverse change" or "material adverse effect" means, when used in connection with the Company and its Subsidiaries, any change or effect that, individually or in the aggregate, with any such other changes or effects (except that when used with respect to any representation or warranty (other than Section 4.8), covenant or agreement, such other changes or effects shall be limited to those resulting from a breach of such representation, warranty, covenant or agreement), is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, except for changes or effects relating to the economy in general or resulting from actions expressly contemplated by this Agreement (including Section 7.3), (y) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Regulation 13D-G) of the Exchange Act) and (z) "knowledge of the Company", "the Company's knowledge" or variants thereof shall mean the actual knowledge as of the date of this Agreement, of the President and Chief Executive Officer; Senior Vice President, Manufacturing, Research, Engineering, and Environmental, Health and Safety; Senior Vice President, Chief Financial

Officer; Vice President and Controller; Vice President, General Counsel and Secretary; Vice President, Human Resources; and General Tax Officer in each case without specific investigation. Matters reflected in the Disclosure Letter are not necessarily limited to matters required or contemplated by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. In no event shall the listing of such matters in the Disclosure Letter be deemed or interpreted to broaden or otherwise amplify the Company's representations, warranties, covenants or agreements contained in this Agreement.

          SECTION 10.4. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          SECTION 10.5. Entire Agreement; Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The representations and warranties made by the Company in this Agreement and in the Disclosure Letter are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Company and Parent hereby disclaim any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Purchaser, Merger Sub or their officers, directors, employees, agents or representatives of any documentation or other information (including, without limitation, any financial projections or other supplemental data). Except as set forth below with respect to the provisions of Section 6.3,
Section 7.1, and Articles II and III hereof, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The provisions of Section 6.3 are intended to be for the benefit of, and shall be enforceable against Purchaser and Merger Sub by, Parent. Each person who is an Independent Director as of the date hereof or immediately prior to the Closing shall have the right (but shall have no obligation) to enforce (against Purchaser and the Surviving Corporation, as applicable) the provisions of Articles II and III and Section 7.1 on behalf of the Company or any person who is a stockholder of the Company immediately prior to the Closing.

          SECTION 10.6. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law.

          SECTION 10.7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          SECTION 10.8. Enforcement. Each of the parties hereto (i) consents to submit such party to the non-exclusive jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and
(iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

          IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              LYONDELL PETROCHEMICAL COMPANY

                              By       /s/ Dan F. Smith
                                -----------------------------
                                Name:  Dan F. Smith
                                Title: President and Chief Executive Officer

                              LYONDELL ACQUISITION CORPORATION

                              By       /s/ Dan F. Smith
                                ------------------------------
                                Name:  Dan F. Smith
                                Title: President and Chief Executive Officer

                              ARCO CHEMICAL COMPANY

                              By   /s/ Marvin O. Schlanger
                                ------------------------------
                                Name:  Marvin O. Schlanger
                                Title: Chief Executive Officer

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

          The defined terms used in this Exhibit A for the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

          Notwithstanding any other term of the Offer but subject to the terms and conditions of the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Merger Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer if (i) there shall not have been validly tendered and not withdrawn as of the expiration of the Offer such number of Shares that, together with any Shares owned by Purchaser, Merger Sub and all of their affiliates, would constitute a majority of the fully diluted Shares as of the expiration of the Offer (determined on a fully diluted basis for all outstanding stock options and any other rights to acquire Shares that are or would be vested prior to the expiration of the Offer) (the "Minimum Condition") or (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated (the "Antitrust Condition"). Furthermore, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if after the date of the Merger Agreement and before acceptance of such Shares for payment or the payment therefor pursuant to the Offer, any of the following conditions has occurred and continues to exist as of a scheduled expiration date of the Offer (as extended, if required, pursuant to the next to the last sentence of Section 1.1(a) of the Merger Agreement) (other than as a result of a breach by Purchaser or Merger Sub of any of their obligations under the Merger Agreement (including, without limitation, Section 7.3 thereof)):

          (a) there shall have been entered and then in effect any order, preliminary or permanent injunction, decree, judgment or ruling in any action or proceeding before any court or governmental, administrative or regulatory authority or agency, or any statute, rule or regulation enacted, entered, enforced, promulgated, amended or issued that is applicable to Purchaser, Merger Sub, the Company or any subsidiary or affiliate of Merger Sub or the Company or the Offer or the Merger, by any legislative body, court, government or governmental, administrative or regulatory authority or agency that: (i) makes illegal or otherwise restrains or prohibits the consummation of the Offer in accordance with the terms of the Merger Agreement, the acceptance for payment of, or payment for, the Shares by Merger Sub or any of its affiliates, or the consummation of the Merger;
     (ii) prohibits the ownership or operation by the Company or any of its subsidiaries, or Purchaser or any of its subsidiaries, of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Purchaser or its subsidiaries, taken as a whole, or materially limits the ownership or operation by the
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     Company or any of its subsidiaries, or Purchaser or any of its subsidiaries, of all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, or compels Purchaser or any of its subsidiaries to dispose of or hold separate all or any material portion of the businesses or assets of the Company and its subsidiaries, taken as a whole, or Purchaser and its subsidiaries, taken as a whole, in any such case as a result of the transactions contemplated by the Offer or the Merger Agreement; (iii) imposes substantial limitations on the ability of Purchaser, Merger Sub or any of Purchaser's affiliates effectively to acquire or hold or to exercise full rights of ownership of Shares; or (iv) requires divestiture by Purchaser or Merger Sub or any of their affiliates of any material portion of the Shares; provided, however, that this paragraph (a) shall not apply to or include any consent decree or agreement entered into by Purchaser, or any other action taken by Purchaser, in connection with satisfying its obligations under Section 7.3 of the Merger Agreement;

          (b) there shall have occurred any material adverse change (as defined in the Merger Agreement) in the Company and its Subsidiaries taken as a whole;

          (c) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified by reference to a material adverse effect shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect that would have a material adverse effect (as defined in the Merger Agreement) on the Company and its Subsidiaries taken as a whole, in each case as if such representations and warranties were made at the time of such determination;

          (d) the Company shall not have performed and complied with in all material respects any material agreement or covenant of the Company to be performed or complied with by it under this Agreement and shall not have cured such default after having been given five business days written notice of such default by Purchaser;

          (e) the Merger Agreement shall have been terminated in accordance with its terms;

          (f) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, the Merger or this Agreement or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal or (iii) the Board of Directors of the Company or any committee therefor shall have resolved to take any of the foregoing actions; provided, however, that clauses (i) and (iii) of this paragraph (f) shall not apply to or include (x) a determination that a Takeover Proposal is a Superior Proposal or (y) giving notice of a Superior Proposal to Purchaser as contemplated by Section 9.1(d)(ii) of the Merger Agreement; or

          (g) there shall have occurred and continued to exist for at least three business
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     days (i) any general suspension of trading in, or limitation on prices for, securities on a national securities exchange in the U.S. (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,
     (iii) a mandatory limitation by a United States federal Governmental Entity or a change in the general financial, banking or capital markets which results in a general inability of major financial institutions in the United States to fulfill their obligations under commitments to extend credit or (iv) or in the case of any of the foregoing existing on the date of this Agreement, any material acceleration or worsening thereof;

which, in the sole judgment of Merger Sub in any such case, and regardless of the circumstances (including any action or omission by Merger Sub) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments.

          The foregoing conditions in paragraphs (a) through (g) are for the sole benefit of Merger Sub and Purchaser and may, subject to the terms of this Agreement, be waived by Merger Sub and Purchaser in whole or in part at any time and from time to time in their sole discretion. The failure by Purchaser or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.